Letter to Shareholders     Q2 2021 Momentive | Q2 2021 Exhibit 99.1

momentive

Dear Shareholders,

In June, after extensive research using our own solutions, we relaunched as Momentive, the agile experience management company. The move aligns our corporate positioning with the breadth of our agile experience management solutions for the enterprise. While the SurveyMonkey brand is synonymous with agile surveys, we've evolved significantly over the last few years as we've moved upmarket. Our enterprise solutions are broader and deeper. Our go-to-market reach is greater and more diversified. The time was right to rebrand and tell an expanded story of how we're helping 9,400 enterprise customers shape their stakeholder experiences.

Q2 was a strong execution quarter across our business. Revenue growth accelerated to 20% year-over-year. Our leading growth indicators, remaining performance obligation and deferred revenue, both grew at 24% year-over-year. And, we delivered $24 million in free cash flow with solid non-GAAP operating margin performance.

Our first half sets us up for continued strength in the second half of the year, as illustrated by our updated full year revenue guidance. More importantly, we've laid the groundwork with various initiatives that will drive our enterprise growth profile for years to come. We've begun migrating existing enterprise survey customers to our new response-based pricing model, and we are at the starting line with our rebrand, recent product innovations, and our new customer expansion motion. We are poised for further enterprise revenue growth acceleration in the second half.

Q2 2021 Key Results

Revenue & RPO ($M)



RPO 24% YoY
Rev. 20% YoY
$90.9
$109.4
$178.1
$221.6
Q2'20
Q2'21
Q2'20
Q2'21

Enterprise Sales Revenue
(% of total revenue)



Q2'21
Q2'20
28%

Enterprise Sales Customers



30% YoY
Q2'21
~9,400
Q2'20
~7,200

Operating Margin



2.5%
1.3%
-23%
-24%
Q2'20
Q2'21
GAAP
Non-GAAP

SurveyMonkey Enterprise, GetFeedback, and our market research solutions are the product portfolio that underpins our five new experience management solution categories: Market Insights, Brand Insights, Employee Experience, Customer Experience, and Product Experience. This new positioning is aligned with the solutions-based selling evolution we’ve discussed on our prior calls, and our core principles are consistent: speed and agility; an AI-powered platform that improves feedback quality and surfaces insights quickly across our products; and a foundational commitment to diversity, equity and inclusion that benefits all our stakeholders and the community. Our goal was to show enterprise customers how our solutions address their specific needs, while preserving the strength of the SurveyMonkey product brand, and the team nailed it. As one of our larger customers told us, our new brand is “more compelling, more competitive, more professional, and more innovative.” This was a massive project, and the entire company is excited to amplify our new positioning and help more customers shape what’s next in their businesses. In Q2, Enterprise sales revenue grew 33% year-over-year as we continued to attract new customers across diverse industries and use cases, increase sales productivity, and improve retention rates. We ended the quarter with 9,400 enterprise customers, up 30% year-over-year. We added 550 new enterprise logos sequentially, including NBC Universal, Daimler, Kellogg, The Container Store, Janssen Pharmaceuticals, and Benefit Cosmetics. We had another quarter of solid enterprise sales execution, with leading indicators of enterprise sales growth again increasing faster than enterprise revenue. Sales force productivity continued to improve in the quarter, which reflects our product innovations we’ve delivered, the impact of response-based pricing for new enterprise survey customers — which continued to drive average contract values north of 25% relative to our legacy seats-only pricing model — and the benefits of the organizational changes we discussed in February. In June, SurveyMonkey rebranded as Momentive, an agile experience management company focused on helping customers shape what's next. Leveraging SurveyMonkey’s rich history of providing intuitive, agile software solutions, Momentive will empower decision-makers to act with speed and agility. The company’s 9,400 enterprise customers like IBM, KLM, LG Electronics, Nasdaq, and PUMA use its powerful, purpose-built solutions to shape exceptional stakeholder experiences across five categories: Momentive | Q2 2021 Market Insights Understand your market deeply with accurate insights delivered in days, not months Brand Insights Elevate your brand by identifying what truly resonates with your audience Understand and engage employees to build a better, more diverse workplace Employee Experience Customer Experience Deliver memorable customer experiences that set you apart from the competition Product Experience Learn what your users really think in order to build products your customers love Second Quarter 2021 Highlights

We’re also pleased to see continued strength in retention and renewals. Organizational domain net revenue retention — which includes both enterprise and self-serve customers — again exceeded 100%. Further, enterprise customer renewal rates remained strong — improving sequentially for the fourth consecutive quarter — as customers continue to see the value in our solutions. We have a large, untapped opportunity to expand our relationships with our existing enterprise customers, and we are focused on two key areas: migrating our remaining seats-only contracted customers to a consumption-based pricing model; and up-selling and cross-selling into our existing base. Consumption-based pricing is already in place for our customer experience, brand and marketing insights solutions, and in May we began the work to migrate existing enterprise survey customers to our “seats-and-completes” response-based model. It’s early, but we’re seeing positive trends relative to the legacy model. We continue to view response-based pricing renewals as a long-term opportunity for ACV* growth. On the cross-selling front, we have significant upside. Just over 550 enterprises — only about 5% of our enterprise customer base — use more than one of our products, which illustrates the potential we have within our existing customer base. To help accelerate our expansion strategy, Momentive’s former survey sales executive, Linda Campbell, has been named our new SVP of Customer Success, reporting to Chief Customer Officer Ken Ewell. Linda brings a wealth of expertise and experience to her role, which we believe will help us execute on our response-based pricing and cross-selling initiatives. Given the strength of our products and our increased focus on doing more business with our largest customers, we’re confident expansion will become an increasingly important long-term growth driver. * Average Contract Value Momentive | Q2 2021 Upwork's HR team wanted to consolidate and analyze employee feedback, and their Product team needed to measure the quality of the user experience on its work marketplace. After running a competitive evaluation, Upwork chose our Enterprise and Customer Experience solutions, enabling them to develop a comprehensive feedback system. With a 360 view into the employee lifecycle and customer feedback collecting from everywhere on the website, Upwork has quickly seen value in time savings and depth of insights. Outseer, an RSA company and a leader in payment authentication and monitoring solutions, wanted an agile NPS solution that was easy to deploy and manage. They chose GetFeedback, which powers their NPS program as well as their post-onboarding survey program to measure new customer experience with the Outseer customer success team. Sandvik AB, a multinational engineering company, is using our customer experience solution to gauge experience across the customer journey, including support, events, e-learning, and in-person interactions. They’ve gained insights into how to tailor the customer journey to their customers’ priorities and have improved customer results across their customer touch points. Second Quarter 2021 Highlights (cont.)

In self-serve, Q2 revenue growth accelerated to 15% year-over-year. The Teams product again drove the majority of the growth, and we continue to see benefits from our pricing and packaging strategy. Teams is our best product sold on the web. Customers derive more value from this collaborative package and retention rates are demonstrably higher than our individual subscription package. Teams subscribers give us an early indicator of organizations that may become enterprise customers. Based on our broad-based execution in the first half of this year, we’re increasingly optimistic about our ability to accelerate our long-term growth profile. Our products are delivering value to some of the most discerning customers in the world, we’re tuning our go-to-market motions, and our corporate positioning is now aligned to help match customers with the right Momentive solution. The experience management category is healthy, and we’re well positioned to capitalize on the market opportunity. 2021 is shaping up to be a great first chapter in our new Momentive story. Momentive | Q2 2021 Funda, the leading Dutch online property portal, began its Momentive relationship with GetFeedback to gather customer experience feedback across its website and app to set actionable customer satisfaction KPI. They added SurveyMonkey Enterprise to leverage advanced survey logic, reporting dashboards and AI-powered analytics. Funda estimates the time they devote to analysis has been cut in half, making their product and marketing teams more agile. With over 2,300 locations in 16 Midwest US states, Casey began its Momentive relationship with SurveyMonkey Enterprise for employee, product awareness, and customer behavior use cases. Casey’s then expanded their research footprint with Momentive’s market research solutions. With Momentive market research, Casey’s gained customer insights that led to them launching a new storewide coffee program. Second Quarter 2021 Highlights (cont.) A UK-based mobile telephone network, giffgaff chose our GetFeedback solution to improve their customer experience. giffgaff was up and running within two weeks and generating valuable data within hours. GetFeedback surfaces insights on customer preferences and pain points so that giffgaff’s product teams can act with agility.

This was another stellar quarter of product delivery as part of this year’s super-cycle of growth investment to support our agile experience management solutions. We’re innovating quickly across our supporting products and underlying platform to help our customers act with even greater agility. Our GetFeedback customer experience solution is more deeply integrated with Salesforce. We’re now enriching Salesforce data with feedback from digital consumer touchpoints, and our new app makes it easy to create Salesforce dashboards so that a CX team can share customer insights more broadly within their organization’s customer system of record. And our new program builder enables resource-constrained CX teams to build, launch and manage relational NPS programs with the push of a button. It was rewarding to see GetFeedback recently named a category leader in Feedback Analytics and Experience Management in G2’s Grid Reports for Summer 2021. As showcased in our June Fast Forward Live event, we launched market research solutions that deliver AI-powered insights on product usage and customer attitudes, consumer segmentation, and pricing and product optimization. And in July, we launched our SurveyMonkey Enterprise in-meeting feedback integration with Zoom, built to deliver actionable insights to the virtual meeting experience. We’re focused on innovation that helps tailor our offerings to our customers’ specific needs. We now offer over 40 solutions spanning five categories: Brand Insights; Market Insights; Product Experience; Customer Experience; and Employee Experience. We’ve upped our game in solutions-based selling as part of the Momentive rebrand, and the customer response is resoundingly positive. Here are a few examples of recent customer wins: National medical group Crossover Health upgraded to SurveyMonkey Enterprise to gain deeper insights into their member experience. Our enhanced user management, HIPAA compliance, and AI-powered SurveyMonkey Genius features deliver high-quality data, enabling Crossover to make better decisions in service of their members. G2, the world’s leading business solution review platform, recognized GetFeedback by Momentive as a leader in Experience Management and Feedback Analytics in the G2 Grid Reports for Summer 2021. G2 recognitions included the following: GetFeedback is recognized as a category leader in Feedback Analytics and Experience Management GetFeedback is awarded the Easiest Setup and Easiest to Use badges for the enterprise market, showcasing the solution’s agile and intuitive nature GetFeedback earned the Best Estimated ROI badge for the mid-market and higher satisfaction ratings than Qualtrics in Experience Management and both Qualtrics and Medallia in Feedback Analytics In June, we announced new market research solutions for complex analysis in consumer segmentation, product optimization, and pricing, featuring advanced analytics capabilities and methodologies that deepen customers’ understanding of the rapidly changing markets in which they operate. The innovations leverage the company’s AI capabilities to deliver the same caliber of insights expected from a full-service market research agency, but with radical speed and scale. Momentive | Q2 2021 Executing on our Innovation Strategy

Fortune 100 financial services company StoneX chose our GetFeedback customer experience solution. In a matter of weeks, StoneX was gaining insights into customer sentiment, which allowed them to make business decisions based on what they described as “powerful, yet easy to consume” data and insights. Finally, plant-based food alternative company Eat JUST used Momentive to discover that its customer base included meat eaters interested in the potential health benefits of their products. This market research insight led Eat JUST to craft marketing campaigns that appeal to both vegans and meat-eaters, expanding their target market. Our solutions are leveraging our underlying platform that powers text analytics like sentiment analysis and topic categorization, and delivers recommendations about users, brands and products. These enable customers to act quickly on the vast amount of feedback data our solutions collect. And we’re focused on building more authentic types of artificial intelligence. There are numerous examples of AI bias across multiple industries, and we seek to be a leader in redefining AI. We’ve built a diverse team and we’re applying our DEI principles to deliver AI-powered insights that enable our customers to better shape what’s next for their stakeholders. We’d like to thank the team for its relentless focus on our deliverables as we launched our new brand. We’re excited to be engaging customers as Momentive and building the features and products that help shape exceptional stakeholder experiences. Momentive | Q2 2021 Executing on our Innovation Strategy In July, we announced the launch of its SurveyMonkey Enterprise app for Zoom Video Communications, Inc., delivering an embedded feedback experience accessible within Zoom meetings and the desktop client. This new in-product app for Zoom is now available for all SurveyMonkey Enterprise users on the U.S. data center in the Zoom App Marketplace. Advanced survey capabilities, expert-built templates, and easy-to-share data analytics  will enable users to take a more agile approach to gathering feedback. “We’re eager to see the impact of the app that Momentive is releasing for Zoom. As organizations look toward the future of hybrid work, a robust, in-meeting feedback component will help drive productivity, engagement, and better experiences.” Ross Mayfield Product Lead, Zoom Apps & Integration

We launched Momentive with three core principles: speed and agility; AI redefined; and amplifying voices to advance more diversity, equity and inclusion across our stakeholder base. Our social impact work is as important as the products we launch and the financial targets we set. It’s good for our employees, our customers, and our partners. We believe this is good for our business, and there is strong evidence that supports our point of view. BoardReady, a nonprofit focused on board diversification, published a report in July that showed that S&P 500 companies with diverse boards experienced less revenue downside and even grew revenue during a very challenging 2020. Part of our DEI work focuses on our hiring practices. In Q2, 42% of our hires identified as women, and 27% identified as Black, Latinx, Indigenous, and/or Mixed Race. We’re also helping more customers use our solutions to shape their own DEI policies. Gen Con, the largest tabletop gaming convention in North America, wanted to boost the population of exhibitors and attendees who come from racially and ethnically diverse backgrounds. In Q2, they launched a Momentive-powered research project in partnership with the nonprofit I Need Diverse Games. Our diversity and social impact team provided consulting to ensure the study included DEI and survey best practices and that the work took on an intersectional lens. We've helped other customers like Gen Con, and in the coming weeks we plan to announce a robust DEI solution to help many more. Leveraging our agile products, expertise and leadership experience, we’ll soon launch a DEI offering that’s unlike anything on the market today. We look forward to updating you on this important initiative and to helping more organizations prioritize diversity, equity and inclusion. Momentive | Q2 2021 Diversity, Equity & Inclusion (DEI)   Gen Con, the largest and longest-running tabletop gaming convention in North America, used Momentive to launch a research project in partnership with the nonprofit I Need Diverse Games to boost the population of exhibitors and attendees who come from racially and ethnically diverse backgrounds. Momentive provided professional services consulting to the Gen Con team, ensuring the study included DEI and event survey best practices and that the work took on an intersectional lens. Together, Gen Con, I Need Diverse Games, and Momentive hope to have a positive impact on the gaming community by supporting a more diverse set of tabletop game developers, illustrators, and enthusiasts.

Unless otherwise noted, all comparisons are year-over-year. Revenue in Q2 was $109.4 million, an increase of 20% and above our previously-issued guidance range of $106 to $108 million. Revenue from our enterprise sales channel increased 33% due to broad-based strength across all of our solutions. Enterprise revenue accounted for 31% of total revenue compared to 28% in the year ago period. Revenue from our self-serve channel grew 15% in Q2, driven again by our Teams product and our fourth consecutive quarter of tailwinds from pricing and packaging refinements. Deferred revenue increased 24% to approximately $197.3 million. Remaining performance obligations, or RPO, which is the sum of deferred revenue and backlog, rose 24% to $221.6 million, reflecting strong customer traction across both our sales and self-serve channels. 86% Annual 90% Annual Highlights 20% YoY Total Revenue Growth 24% YoY RPO & Deferred Revenue Growth 33% YoY Enterprise Customer Growth $24M Free cash flow generation Notes for Charts: * Rounded to the nearest hundred. ** ARPU: Average revenue per paying user. Momentive | Q2 2021 Q2 2021 Financial Results Revenue ($M) $90.9 $95.4 $101.0 $102.3 $109.4 Q2’20 Q3’20 Q4’20 Q1’21 Q2’21 Enterprise Sales Customers 7,200 7,700 8,200 8,800 9,400 Q2’20 Q3’20 Q4’20 Q1’21 Q2’21 Paying Users 781,000 803,200 820,300 845,800 862,200 Q2’20 Q3’20 Q4’20 Q1’21 Q2’21 ARPU $478 $478 $494 $498 $514 Q2’20 Q3’20 Q4’20 Q1’21 Q2’21

Q2 2021 Financial Results (cont)



Gross Margin %
77%
80%
80%
83%
Q2'20
Q2'21
GAAP
Non-GAAP

Non-GAAP gross margin was 83% versus 80% in the year ago period due primarily to revenue growth and continued efficiencies in both our hosting and market research panel costs.

Non-GAAP operating margin was 1.3% compared to 2.5% in Q2 2020, reflecting investments made to strengthen our product differentiation, and prudently advance our go-to-market capabilities and positioning -- including the launch of Momentive -- all in support of our long-term, upmarket strategy.

Operating cash flow margin was 24% compared to 24% in Q2 2020, and free cash flow margin was 22% compared to 21% in Q2 2020. We ended the quarter with a net cash position of $71 million. These metrics are reflective of the cash generative nature of our business and continued progress driving working capital efficiencies.



Cash Flow ($M)
$21.9
$19.1
$26.2
$23.8
Q2'20
Q2'21
Operating
FCF



Operating Margin %
2.5%
2.2%
7.2%
-0.6%
1.3%
-23%
-24%
-16%
-26%
-24%
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
GAAP
Non-GAAP



Cash and Debt ($M)
$177
$215
-$38
$247
$213
$34
$283
$213
$71
Q2'20
Q1'21
Q2'21
Cash & cash equivalents
Debt
Net cash (debt)

Momentive | Q2 2021

~9,400
Enterprise sales customers

~550
Enterprise customers added

345K+
Organizational domains

90%+
Of bookings from organizational domain-based customers

100%+
Dollar-based net retention rate for organizational customers*

** We calculate organizational dollar-based net retention rate as of a period end by starting with the trailing 12 months of bookings from the cohort of all domain-based customers as of the 12 months prior to such period end ("Prior Period Bookings"). We then calculate the trailing 12 months of bookings from these same customers as of the current period end ("Current Period Bookings"). Current Period Bookings includes any upsells and is net of contraction or attrition but excludes bookings from new domain-based customers in the current period. We then divide the total Current Period Bookings by the total Prior Period Bookings to arrive at the organizational dollar-based net retention rate.*

Financial Outlook

Based on Q2's performance and our outlook, we're updating our full year 2021 revenue guidance.

	Q3 2021	FY 2021
Revenue *(YoY growth at mid-point)*	$112.5 to $114.5M *19.0% YoY*	$443 to $447M *18.5% YoY*
Non-GAAP operating margin	2% to 4%	2% to 4%
Free cash flow	NA	$47M to $52M

For Q3, we expect revenue to be in the range of $112.5 to $114.5 million. We expect non-GAAP operating margin to be in the range of 2.0% to 4.0%.

For the full year 2021, we now expect revenue growth in the range of $443 to $447 million. Our revenue guidance assumes the enterprise revenue growth rate will be in the 30s, as stated previously, and we continue to expect reported year-over-year enterprise revenue growth to accelerate throughout the remainder of the year. Our revenue guidance also anticipates self-serve revenue growth returning to a more normalized, low-double digit growth rate in the second half of full year 2021 as we focus on positioning future pricing and packaging refinements for 2022 and beyond.

We expect non-GAAP gross margin will be in the low 80% range -- consistent with recent performance -- driven by continued efficiencies in hosting and external research panel expenses. While we are maintaining our non-GAAP operating margin of 2.0% to 4.0%, we plan to pursue the attractive, long-term investment opportunities in the second half of full year 2021. Our investment priorities remain focused on strengthening our product differentiation, and prudently advancing our go-to-market capabilities and positioning -- including the launch of Momentive -- all in support of the long-term, upmarket strategy we've described consistently. We continue to expect free cash flow in the range of $47 to $52 million.

Momentive | Q2 2021

Our vision is to raise the bar for human experiences by amplifying individual voices.

Our mission is to power the curious so they can shape what's next.

Closing & Conference Call Information

Momentive is off to a great start, and we're excited to build on our first half success. We're in a strong position to help customers achieve their most important objectives, and we're confident in our ability to accelerate our long-term growth profile.

Momentive senior management will host a conference call today to discuss the company's Q2 2021 financial results. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (833) 900-1542 or (236) 712-2281 (ID: 5464802). An archived webcast of the conference call will be accessible on Momentive's Investor Relations page, investor.momentive.ai. A telephonic replay of the conference call will be available until Wednesday, August 11, 2021, and can be accessed by dialing (800) 585-8367 or (416) 621-4642 and entering the passcode 5464802.

From all of us at Momentive, please stay safe and prioritize your health.

Sincerely,



Zander Lurie
CEO



Tom Hale
President



Justin Coulombe
CFO

Contacts:
Investor Relations:
Gary J. Fuges, CFA
investors@momentive.ai

Media:
Sandra Gharib
pr@momentive.ai

Momentive | Q2 2021

Momentive Global, Inc. Condensed consolidated balance sheets (unaudited) (in thousands) June 30, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $283,199 $224,390 Accounts receivable, net 22,484 24,177 Deferred commissions, current 6,781 5,429 Prepaid expenses and other current assets 12,142 10,520 Total current assets 324,606 264,516 Property and equipment, net 12,016 18,924 Operating lease right-of-use assets 56,101 56,986 Capitalized internal-use software, net 29,151 29,462 Acquisition intangible assets, net 15,818 21,207 Goodwill 466,728 468,764 Deferred commissions, non-current 11,988 10,018 Other assets 8,187 7,940 Total assets $924,595 $877,817 Liabilities and stockholders’ equity Current liabilities: Accounts payable $11,450 $3,348 Accrued expenses and other current liabilities 19,653 15,198 Accrued compensation 30,807 32,149 Deferred revenue, current 196,656 169,872 Operating lease liabilities, current 9,380 8,318 Debt, current 1,900 1,900 Total current liabilities 269,846 230,785 Deferred revenue, non-current 681 760 Deferred tax liabilities 5,341 5,153 Debt, non-current 210,766 211,716 Operating lease liabilities, non-current 71,654 74,487 Other non-current liabilities 8,758 8,560 Total liabilities 567,046 531,461 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 907,383 835,444 Accumulated other comprehensive income 3,346 5,208 Accumulated deficit (553,181) (494,297) Total stockholders’ equity 357,549 346,356 Total liabilities and stockholders’ equity $924,595 $877,817

Momentive Global, Inc. Condensed consolidated statements of operations (unaudited) Three Months Ended June 30, Six Months Ended June 30, (in thousands, except per share amounts) 2021 2020 2021 2020 Revenue $109,392 $90,941 $211,690 $179,206 Cost of revenue (1)(2)21,688 21,009 42,460 40,953 Gross profit 87,704 69,932 169,230 138,253 Operating expenses: Research and development (1) 34,225 26,571 67,208 53,128 Sales and marketing (1)(2) 56,025 42,578 108,061 84,669 General and administrative (1) 24,170 21,339 47,492 43,271 Total operating expenses 114,420 90,488 222,761 181,068 Loss from operations (26,716) (20,556) (53,531) (42,815) Interest expense 2,304 2,422 4,603 5,508 Other non-operating (income) expense, net (119) 102 196 (1,134) Loss before income taxes (28,901) (23,080) (58,330) (47,189) Provision for (benefit from) income taxes 336 (156) 554 (15) Net loss $(29,237) $(22,924) $(58,884) $(47,174) Net loss per share, basic and diluted $(0.20) $(0.17) $(0.40) $(0.34) Weighted-average shares used in computing basic and diluted net loss per share 146,242 138,777 145,467 137,844 Three Months Ended June 30, Six Months Ended June 30, (in thousands) 2021 2020 2021 2020 Cost of revenue $1,580 $1,047 $3,062 $2,007 Research and development 10,313 7,496 19,810 13,953 Sales and marketing 6,414 4,841 12,192 9,184 General and administrative 7,266 6,087 14,108 11,829 Stock-based compensation, net of amounts capitalized $25,573 $19,471 $49,172 $36,973 Three Months Ended June 30, Six Months Ended June 30, (in thousands) 2021 2020 2021 2020 Cost of revenue $1,477 $2,003 $2,967 $4,013 Sales and marketing 1,117 1,355 2,250 2,713 Amortization of acquisition intangible assets $2,594 $3,358 $5,217 $6,726

Momentive Global, Inc. Condensed consolidated statements of cash flows (unaudited) Six Months Ended June 30,(in thousands) 2021 2020 Cash flows from operating activities Net loss $(58,884) $(47,174) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 21,478 24,502 Non-cash leases expense 6,593 6,830 Stock-based compensation expense, net of amounts capitalized 49,172 36,973 Deferred income taxes 197 195 Provision for doubtful accounts 590 790 Gain on sale of a private company investment — (1,001) Other 310 888 Changes in assets and liabilities: Accounts receivable 840 (1,506) Prepaid expenses and other assets (7,530) (6,714) Accounts payable and accrued liabilities 12,691 5,659 Accrued compensation (1,052) (4,408) Deferred revenue 26,678 18,720 Operating lease liabilities (7,522) (7,659) Net cash provided by operating activities 43,561 26,095 Cash flows from investing activities Purchases of property and equipment (322) (772) Capitalized internal-use software (4,418) (5,372) Proceeds from sale of a private company investment — 1,001 Net cash used in investing activities (4,740) (5,143) Cash flows from financing activities Proceeds from stock option exercises 17,703 24,279 Proceeds from employee stock purchase plan 3,873 3,082 Repayment of debt (1,100) (1,100) Net cash provided by financing activities 20,476 26,261 Effect of exchange rate changes on cash 101 (1,090) Net increase in cash, cash equivalents and restricted cash 59,398 46,123 Cash, cash equivalents and restricted cash at beginning of period 224,614 131,683 Cash, cash equivalents and restricted cash at end of period $284,012 $177,806 Supplemental cash flow data: Interest paid for term debt $4,267 $5,198 Income taxes paid $618 $394 Non-cash investing and financing transactions: Stock compensation included in capitalized software costs $1,136 $1,486 Lease liabilities arising from obtaining right-of-use assets, net $2,676 $— Proceeds receivable from stock option exercises $77 $1,350

MOMENTIVE GLOBAL INC. SUPPLEMENTAL DISAGGREGATED REVENUE DATA (unaudited) Quarterly Disaggregated Revenue Three Months Ended (in thousands) Jun. 30, 2021 Mar. 31, 2021 Dec. 31, 2020 Sep. 30, 2020 Jun. 30, 2020 Mar. 31, 2020 Self-serve revenue $75,462 $71,112 $71,197 $68,001 $65,398 $63,107 Enterprise revenue 33,930 31,186 29,778 27,428 25,543 25,158 Revenue $109,392 $102,298 $100,975 $95,429 $90,941 $88,265 Self-serve revenues are generated from products purchased independently through our website. Enterprise revenues are generated from products sold to organizations through our sales team.

MOMENTIVE GLOBAL INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [(1)]

Reconciliation of GAAP to Non-GAAP (Loss) Income from operations

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands, except percentages)	2021	2020	2021	2020
GAAP Loss from operations	$ (26,716)	$ (20,556)	$ (53,531)	$ (42,815)
GAAP Operating margin	*(24)%*	*(23)%*	*(25)%*	*(24)%*
Stock-based compensation, net	25,573	19,471	49,172	36,973
Amortization of acquisition intangible assets	2,594	3,358	5,217	6,726
Non-GAAP Income from operations	$ 1,451	$ 2,273	$ 858	$ 884
Non-GAAP Operating margin	*1 %*	*2 %*	*— %*	*— %*

Reconciliation of GAAP to Non-GAAP (Loss) Income and (Loss) Income per diluted share

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands, except per share amounts)	2021	2020	2021	2020
GAAP Net Loss	$ (29,237)	$ (22,924)	$ (58,884)	$ (47,174)
GAAP Net Loss per diluted share	$ (0.20)	$ (0.17)	$ (0.40)	$ (0.34)
Weighted-average shares used to compute GAAP net loss per diluted share	146,242	138,777	145,467	137,844
Stock-based compensation, net	25,573	19,471	49,172	36,973
Amortization of acquisition intangible assets	2,594	3,358	5,217	6,726
Gain on sale of a private company investment	—	—	—	(1,001)
Income tax effect on Non-GAAP adjustments [(2)]	317	(122)	413	(25)
Non-GAAP Net Loss	$ (753)	$ (217)	$ (4,082)	$ (4,501)
Non-GAAP Net Loss per diluted share	$ (0.01)	$ —	$ (0.03)	$ (0.03)
Weighted-average shares used to compute Non-GAAP net loss per diluted share	146,242	138,777	145,467	137,844

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustment for gain on sale of a private company investment. Non-GAAP adjustments pertain to the income tax effects of stock-based compensation, net, and amortization of acquisition-related intangible assets.

Calculation of Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$ 26,243	$ 21,862	$ 43,561	$ 26,095
Purchases of property and equipment	(322)	(366)	(322)	(772)
Capitalized internal-use software	(2,150)	(2,426)	(4,418)	(5,372)
Free cash flow	$ 23,771	$ 19,070	$ 38,821	$ 19,951

MOMENTIVE GLOBAL INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Supplemental GAAP and Non-GAAP Information

(in thousands, except percentages)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
GAAP Gross profit	$ 87,704	$ 69,932	$ 169,230	$ 138,253
GAAP Gross margin	*80%*	*77%*	*80%*	*77%*
Stock-based compensation, net	1,580	1,047	3,062	2,007
Amortization of acquisition intangible assets	1,477	2,003	2,967	4,013
Non-GAAP Gross profit	$ 90,761	$ 72,982	$ 175,259	$ 144,273
Non-GAAP Gross margin	*83%*	*80%*	*83%*	*81%*
GAAP Research and development	$ 34,225	$ 26,571	$ 67,208	$ 53,128
GAAP Research and development margin	*31%*	*29%*	*32%*	*30%*
Stock-based compensation, net	10,313	7,496	19,810	13,953
Non-GAAP Research and development	$ 23,912	$ 19,075	$ 47,398	$ 39,175
Non-GAAP Research and development margin	*22%*	*21%*	*22%*	*22%*
GAAP Sales and marketing	$ 56,025	$ 42,578	$ 108,061	$ 84,669
GAAP Sales and marketing margin	*51%*	*47%*	*51%*	*47%*
Stock-based compensation, net	6,414	4,841	12,192	9,184
Amortization of acquisition intangible assets	1,117	1,355	2,250	2,713
Non-GAAP Sales and marketing	$ 48,494	$ 36,382	$ 93,619	$ 72,772
Non-GAAP Sales and marketing margin	*44%*	*40%*	*44%*	*41%*
GAAP General and administrative	$ 24,170	$ 21,339	$ 47,492	$ 43,271
GAAP General and administrative margin	*22%*	*23%*	*22%*	*24%*
Stock-based compensation, net	7,266	6,087	14,108	11,829
Non-GAAP General and administrative	$ 16,904	$ 15,252	$ 33,384	$ 31,442
Non-GAAP General and administrative margin	*15%*	*17%*	*16%*	*18%*

(1) Please see Appendix A for explanation of non-GAAP measures used.

APPENDIX A MOMENTIVE GLOBAL INC. EXPLANATION OF NON-GAAP MEASURES To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following Non-GAAP financial measures: Non-GAAP (loss) income from operations, Non-GAAP operating margin, Non-GAAP net (loss) income, Non-GAAP net (loss) income per diluted share, Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP research and development, Non-GAAP research and development margin, Non-GAAP sales and marketing, Non-GAAP sales and marketing margin, Non-GAAP general and administrative, Non-GAAP general and administrative margin, and free cash flow. Our definition for each Non-GAAP measure used is provided below, however a limitation of Non-GAAP financial measures is that they do not have uniform definitions. Accordingly, our definitions for Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts is not provided as the quantification of certain items excluded from each respective Non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the Non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable. Non-GAAP (loss) income from operations, Non-GAAP operating margin: We define Non-GAAP (loss) income from operations as GAAP loss from operations excluding stock-based compensation, net, and amortization of acquisition intangible assets. Non-GAAP operating margin is defined as Non-GAAP (loss) income from operations divided by revenue. Non-GAAP net (loss) income, Non-GAAP net (loss) income per diluted share: We define Non-GAAP net (loss) income as GAAP net loss excluding stock-based compensation, net, amortization of acquisition intangible assets, gain on sale of a private company investment, and including the income tax effect on Non-GAAP adjustments. Non-GAAP net (loss) income per diluted share is defined as Non-GAAP net (loss) income divided by the weighted-average shares outstanding. Non-GAAP gross profit, Non-GAAP gross margin: We define Non-GAAP gross profit as GAAP gross profit excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue. Non-GAAP research and development, Non-GAAP research and development margin: We define Non-GAAP research and development as GAAP research and development excluding stock-based compensation, net. Non-GAAP research and development margin is defined as Non-GAAP research and development divided by revenue. Non-GAAP sales and marketing, Non-GAAP sales and marketing margin: We define Non-GAAP sales and marketing as GAAP sales and marketing excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP sales and marketing margin is defined as Non-GAAP sales and marketing divided by revenue. Non-GAAP general and administrative, Non-GAAP general and administrative margin: We define Non-GAAP general and administrative as GAAP general and administrative excluding stock-based compensation, net. Non-GAAP general and administrative margin is defined as Non-GAAP general and administrative divided by revenue. We use these Non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these Non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned Non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe these measures are useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the Non-GAAP adjustments for the above measures is as follows: Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. Amortization of acquisition intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquisition intangible assets will recur in future periods. Gain on sale of a private company investment: Gain on sale of a private company investment was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. For more information on the Non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this shareholder letter. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the Non-GAAP financial measures and the related reconciliations between those financial measures. Free cash flow: We define free cash flow as GAAP net cash provided by operating activities less purchases of property and equipment and capitalized internal-use software. We consider free cash flow to be an important measure because it measures our liquidity after deducting capital expenditures for purchases of property and equipment and capitalized software development costs, which we believe provides a more accurate view of our cash generation and cash available to grow our business. We expect to generate positive free cash flow over the long term. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of free cash flow are that free cash flow does not reflect our future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. Safe Harbor Statement “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking statements about our financial outlook, outstanding shares, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks related to the COVID-19 coronavirus pandemic; our ability to retain and upgrade customers; our revenue growth rate; our brand (including our recent rebranding); our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions. Further information on these and other factors that could affect our financial results are included in documents filed with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q that will be filed for the quarter ended June 30, 2021, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.momentive.ai. All information provided in this release and in the attachments is as of August 4, 2021, and we undertake no obligation to update this information.

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